Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Separation Agreement”) dated November 5, 2007 is entered into by and between Michael A. Christopher (“Executive” or “you”) and Legacy Bancorp, Inc. (the “Company”) and Legacy Banks (the “Bank”), and confirms the agreement that has been reached with you in connection with your termination of employment with the Bank, Company and any of the Bank’s affiliates and direct and indirect subsidiaries.
     1. a. Executive’s employment with the Company, the Bank, The Legacy Banks Foundation and all subsidiaries and affiliates of each (herein referred collectively as “Company Entities”), and Executive’s status as an officer of any Company Entity, is hereby terminated effective January 1, 2008 (“Separation Date”). The parties agree that this termination constitutes an Event of Termination as set forth in Section 4(a) of each of the employment agreements (the “Employment Agreements”) between you and the Company, dated October 26, 2005 (the “Legacy EA”), and with you and the Bank and the Company dated October 26, 2005.
          b. Executive acknowledges and agrees that prior to signing this Agreement, Executive has executed and submitted to the Company and the Bank a letter (in the form attached hereto as Exhibit A), by which Executive has irrevocably resigned as a member of the Board of Directors of any Company Entity. Such resignation as a director of any such Company Entity shall be effective on the Separation Date. As such, Executive’s status as a director, employee, officer, or agent of all Company Entities shall have terminated not later than the Separation Date.
     2. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, and provided that you execute the General Release attached hereto as Exhibit B (the “General Release”), the Bank agrees to pay or provide you with the following benefits
          a. A payment described in Regulation §1.409A-1(b)(9)(iii) to Internal Revenue Code Section 409 A, subject to the provision of Section 17 hereof, in settlement of your rights to receive severance under Section 4(b)(i) of the Legacy EA, the Bank shall pay you $138,476 on the later of the Separation Date or eight days following the date you sign this Agreement and the General Release, providing that you have not revoked your consent.
          b. Subject to the provision of Section 17 hereof, the Bank shall pay you an aggregate of $951,076 (the “Lump Sum Amount”) which shall be paid on July 2, 2008, which date shall not be less than six months and one day from the Separation Date.
          c. The amounts set forth in Paragraphs 2a and 2b shall be reduced by all applicable federal, state and local withholding taxes and other appropriate deductions.
          d. If you so elect, you shall be entitled to continue, at your expense, the existing medical, dental and disability coverage provided to you under the Employment Agreements through the term of the Consulting Agreement (defined in Paragraph 2e). In the alternative, if you are eligible for, and you so elect, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the you shall be responsible for paying the entire cost of such coverage for the period of months following the Separation Date for which coverage is available.
          e. You acknowledge and agree that you are party to the Restricted Stock Award Agreement (the “Restricted Stock Agreement”) dated November 29, 2006, under which you have been granted an aggregate of 49,500 restricted stock units (the “RSUs”) relating to shares of common stock of the Company. Simultaneously with the execution of this Separation Agreement, you are executing the Consulting Agreement of even date among the Company, the Bank and you, a copy of which is attached hereto as Exhibit C (the “Consulting Agreement”). In consideration of your execution of this Separation Agreement and the Consulting Agreement, the Company and the Compensation Committee of the Board of Directors, have agreed, in accordance with the Legacy Bancorp, Inc. 2006 Equity Incentive Plan (the “Plan”), that the Restricted Stock Agreement shall be continued and the shares granted thereunder shall continue to vest in accordance with the original schedule as set forth therein; provided, however, that such vesting shall be subject to your compliance with the terms and conditions of the Plan and Paragraphs 5 and 7 of this Separation Agreement.
          f. You acknowledge and agree that you are party to the Stock Option Agreements (the “Option Agreements”) dated November 29, 2006, under which you have been granted stock options to purchase 82,500 shares of common stock of the Company (the “Options”). You acknowledge and agree that all Options are unvested. You further acknowledge and agree that, effective on the Separation Date, all Options granted under the Option Agreements, whether vested or unvested, shall be forfeited and that the Option Agreements shall terminate and shall thereafter be of no force and effect.
          g. The Bank’s obligation to make the payments and to provide the benefits set forth in Paragraphs 2a through 2e above shall cease as of the date of any breach of your obligations under the restrictive covenants set forth in Paragraphs 5 and 7 hereof. In the event Bank believes there is a violation of Paragraph 5 or Paragraph 7, the Bank must give Executive written notice and opportunity to cure within 15 days of Executive’s receipt of the notice. This notice and cure provision only applies to the cessation of payments and does not affect the Bank’s ability to seek a protective order against Executive.
     3. Whether or not you execute this Separation Agreement, you will be paid for any accrued but unused vacation days on or before the Separation Date. Requests by Executive for previously submitted un-reimbursed business expenses (made in accordance with usual Bank guidelines and practices), to the extent not theretofore paid must be submitted on or before 5 days after Separation date, and payment shall be made on or before 15 days after Separation Date. In addition, following the Separation Date, you will be entitled to receive vested amount, if any, payable to you under the Company’s or Bank’s 401(k) plan, ESOP and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law, except that, as a condition to your receipt of the Lump Sum Amount, you agree to forgo any and all vested benefits available under the Supplemental Executive Retirement Agreement between you and the Bank, dated January 1, 2004 (the “SERP Agreement”). Except as specifically set forth herein, your participation in all Company and Bank plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company and Bank.
     4. You agree that, as a condition to your receipt of the payments and benefits set forth in Paragraphs 2a through 2e, you will execute the General Release attached hereto as Exhibit B on the Separation Date. None of the payments or benefits described in Paragraphs 2a through 2e above shall commence prior to the Separation Date.
     5. a. You agree that you will cooperate in good faith and in accordance with the advice of counsel, with the Company Entities and their directors, officers, employees, and agents (“Persons”) and its or their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge by providing truthful information, provided that such cooperation does not unreasonably interfere with your then current professional and personal commitments. The Company agrees to promptly reimburse you for reasonable expenses necessarily incurred by you, in connection with your cooperation pursuant to this paragraph.
          b. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by any Company Entity, you will give prompt notice of such request to the General Counsel of the Company, and will provide the Company or Bank with a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process.
     6. a. The Bank shall issue a press release announcing your termination of service from the Bank and Company, the form of which is attached as Exhibit D. In accordance with the Company and Bank policy, the Company and the Bank shall respond to any questions from the public regarding your employment with the Bank solely with reference to your title, dates of employment at the Bank and the contents of the press release. All requests for references for you shall be directed to the Head of the Bank’s Human Resources Department. Nothing herein shall limit in any way any Company Entity’s or any Person’s ability to respond to, or take any action in any legal, administrative or regulatory inquiry, investigation or proceeding.
          b. Each of the Company, the Bank and Executive (collectively, the “Parties”) agree that under no condition or circumstance shall any of the Parties make any disparaging remarks in any manner or in any form about any of the other Parties (including, in the case of Executive, any Company Entity, or any Person), their respective business activities or business or personal relationships.
     7. a. You recognize and acknowledge and agree that during your employment with the Company and the Bank you have had access to highly confidential and proprietary information relating to the Company Entities and Persons and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of Proprietary Information would cause irreparable injury to the Company Entities; and it is essential to the protection of the Company Entities’ good will and to the maintenance of the Company Entities’

competitive position that Proprietary Information be kept secret and that you not disclose Proprietary Information to others, or use any Proprietary Information to your own advantage or the advantage of any third parties. For purposes of this Separation Agreement, the term “Proprietary Information” shall include any and all material non-public information, and shall include and not be limited to non-public information relating to any Company Entities’ past, present or planned or considered business activities; any Company Entities’ depositors, borrowers and investors; techniques; processes; tools; market research, data and strategy; strategic initiatives including mergers, acquisitions, sales and branch openings and closings; and, information relating to sales and pricing, including customer-specific information, pricing policies and strategies. Proprietary Information shall include information in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means. “Proprietary Information” shall not include (a) information in the public domain, or (b) information disclosed to Executive by third-parties entitled to make such disclosures. You acknowledge and agree that your obligations under this paragraph shall survive the Separation Date. Notwithstanding anything contained herein to the contrary, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not derived from the business plans or activities of the Company Entities. Further, Executive may disclose information regarding the business activities of the Bank to the OTS, Massachusetts Department of Banking or the FDIC pursuant to a formal regulatory request.
          b. In exchange for the consideration from the Company and the Bank under Section 2 hereof, the Executive, the Company and the Bank agree that Executive shall not compete with the Company or the Bank for a period ending on January 1, 2012, in any city, town or county in which the Company or the Bank has an office or has filed an application for regulatory approval to establish an office, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or the Bank. The parties hereto, recognizing that irreparable injury will result to the Company or the Bank, their businesses and properties in the event of Executive’s breach of this Section 7, agree that in the event of any such breach or threatened breach by Executive, the Company or the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Executive.
     In addition, the Executive shall comply with the following provisions of this Separation Agreement until January 1, 2012: Executive will not, directly or indirectly:
               i) Solicit, induce, or attempt to induce employees of any Company Entity to terminate their employment with, or otherwise cease their relationship with the Company Entity, or

               ii) Solicit, induce, hire or attempt to solicit, induce or hire any employee of any Company Entity to work or provide services to any third party; or
               iii) Solicit to divert or take away or attempt to divert or to take away, the business or patronage of any Company Entities’ clients, customers or accounts, or prospective clients, customers or accounts.
     8. You represent that as of the Separation Date, you will have returned to the Company all property belonging to the Company Entities and Persons (“Company Property”) including but not limited to computers, cell phones, personal communication devices, keys, card access to the building and office floors, credit card(s) and phone card(s).
     9. The Executive shall be indemnified as provided under the Company’s and Bank’s articles of incorporation, charter and bylaws and any applicable laws in each case to the extent permitted by applicable laws, including the laws of the State of Delaware and the rules and regulations of the Massachusetts Department of Banking, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with acts or omissions occurring during his tenure with the Company or the Bank, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.
     10. You agree that in consideration of the benefits to be provided to you pursuant Paragraphs 2a through 2e above, except for the obligations of the Company and the Bank under this Separation Agreement, the Restricted Stock Agreement and the Plan (collectively, the “SA Obligations”), you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against any Company Entity, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with a Company Entity or the termination of such employment or services, except for rights granted herein. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: the Employment Agreements, the Option Agreements and the SERP Agreement, and any other employment related contract, but specifically excluding the Restricted Stock Agreement, the common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of any Company Entity; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq. , the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq. , the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., any contract of employment, express or implied; any provision of the United States or Massachusetts Constitutions; any provision of any other law, common or statutory, of the United States, Massachusetts or any other state. This waiver and release excludes the SA Obligations.

     11. By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on your behalf in regard to such released matters.
     12. The Company and the Bank have advised the Executive to consult with an attorney of his choosing regarding the legal and tax implications hereof prior to signing this Agreement. The Executive represents that he understands and agrees that the Executive has the right and has been given the opportunity to review this Agreement and, specifically, the Release, with an attorney. The Executive further represents that he understands and agrees that no Company Entity is under any obligation to offer the Executive this Agreement, and that the Executive is under no obligation to consent to the Release. You acknowledge that you: (a) have carefully read this Separation Agreement in its entirety; (b) have been provided at least twenty-one (21) days to consider the terms of this agreement, although you may choose to sign this Separation Agreement and return it to the Bank sooner; (e) have seven (7) additional days from the date you sign it (the “Effective Date”) to revoke your consent, in which case this Separation Agreement shall become null and void; and (f) are signing this Separation Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
     13. If any provision of this Separation Agreement is held by an arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court or arbitrator should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, you agree that any breach of the terms of Paragraphs 5 or 7 shall constitute a material breach of this Separation Agreement as to which the Company or Bank may seek all relief available under the law in addition to the relief provided for in Paragraph 2g. In addition, you agree that your willful and knowing failure to return Company Property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of Proprietary Information constitutes a material breach of this Separation Agreement as to which the Company or Bank may seek all available relief under the law.
     14. a. This Separation Agreement is not intended, and shall not be construed, as an admission that either the Executive or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.
          b. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
     15. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

     16. a. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts without regard to the principles of conflicts of law, except to the extent governed by Federal law.
          b. With the exception of a claim for injunctive relief, for which jurisdiction shall be reserved in the United States District Court, District of Massachusetts, Western Division and/or state courts in Massachusetts, and with respect to which the parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof shall be settled in an arbitration to be held in Pittsfield, Massachusetts by a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent permitted by law, if you are the prevailing party on all material claims, you shall be entitled to all reasonable attorneys’ fees and costs incurred in such arbitration; otherwise, each party shall pay his or its own costs and attorneys’ fees, and arbitration fees shall be equally divided.
     17. Notwithstanding anything in this Separation Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Separation Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder, and this Separation Agreement be interpreted accordingly. In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available prior to the Separation Date, upon the Executive’s reasonable request, the parties will cooperate in good faith with a view towards amending this Separation Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code, while retaining the economic benefits and burdens of the Separation Agreement to the fullest extent possible.
     18. In furtherance of Paragraph 12 hereof, the parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and it is understood and agreed that you are responsible for consulting with your tax advisor regarding the potential impact of Section 409A regarding the pay and benefits provided herein. It is also understood and agreed that the Company Entities are not responsible for any adverse consequence from the application of Section 409A or any other adverse consequence for Executive to the pay and benefits provided herein.
     19. You acknowledge that this Separation Agreement, the General Release, the Restricted Stock Agreement and the Consulting Agreement constitute the complete understanding between the Company, the Bank and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including the Employment Agreements, the SERP Agreement and the Option Agreements, and any and all other employment related agreements, excluding the Restricted Stock Agreement, all of which shall terminate on the Separation Date. To the extent necessary to conform to Section 409A of the Internal Revenue Code, this Separation Agreement shall constitute an amendment of the Employment Agreements effective as of October 26, 2005 and of the SERP Agreement effective as of January 1, 2005. No other promises or agreements shall be binding on any Company Entity unless in writing and signed by both the Company Entity and you after the date of this Separation Agreement.
     20. You may accept this Separation Agreement by signing it and returning it to Kim Mathews, General Counsel, Legacy Bancorp, Inc., 99 North Street, P.O. Box 1148, Pittsfield, Massachusetts 01202-1148. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of Paragraphs 2a through 2f shall not become effective until the Effective Date. In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in Paragraph 2 above, shall be deemed automatically null and void.

SIGNATURES

Date	Michael A. Christopher

LEGACY BANKS
By:
Date	J. Williar Dunlaevy
Title:

LEGACY BANCORP, INC.
By:
Date	J. Williar Dunlaevy
Title:

EXHIBIT A
November 5, 2007
Mr. J. Williar Dunlaevy
President
Legacy Banks
99 North Street
Pittsfield, Massachusetts 01201
     Re: Resignation
Dear Mr. Dunlaevy:
     I hereby resign any and all positions I hold with Legacy Bancorp, Inc., Legacy Banks, The Legacy Banks Foundation and each of their subsidiaries and affiliates, and their respective boards, including but not limited to any positions as a director, employee, officer, or agent of these entities. This resignation is effective as of January 1, 2008, and is final and irrevocable for all purposes.

Sincerely,

Michael A. Christopher

EXHIBIT B
GENERAL RELEASE
     THIS GENERAL RELEASE, entered into January 1, 2008 by Michael A. Christopher, residing at 32 Meadow Ridge Drive, Pittsfield, Massachusetts 01201 (hereinafter referred to as the “Executive”).
WITNESSETH:
     WHEREAS, the Executive and Legacy Banks (the “Bank”) and Legacy Bancorp, Inc. (the “Company”), having their principal offices in Pittsfield, Massachusetts, entered into a Separation Agreement and General Release, dated as of November 5, 2007 (as such agreement may be amended from time to time, the “Separation Agreement”), pursuant to Paragraph 4 of which the Executive agreed and covenanted, to execute this General Release in favor of Legacy Bancorp, Inc., Legacy Banks, their affiliates and/or their respective officers, directors, employees, agents and representatives; and
     WHEREAS, the employment of the Executive terminated as of January 1, 2008;
     NOW, THEREFORE, in exchange for the benefits to be provided to the Executive pursuant Paragraphs 2a through 2eof the Separation Agreement, it is agreed as follows:
1. Except for the SA Obligations (defined in Paragraph 10 of the Separation Agreement), Executive agrees to waive, release and forever discharge any and all claims and rights which Executive ever had, now has or may have against Legacy Bancorp, Inc. and Legacy Banks and all subsidiaries and affiliates of each (herein referred collectively as “Company Entities”), and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission arising out of, during or relating to his employment or service with a Company Entity or termination of such employment or service occurring before Executive executes this General Release and subsequent to the date on which the Executive executed the Separation Agreement. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: the employment agreement between you and the Bank and between you and the Company and the Bank, each of which is dated October 26, 2005, the Supplemental Executive Retirement Agreement between you and the Bank dated, January 1, 2004, common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of any Company Entity.; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq. , the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., any contract of employment, express or implied;

any provision of the United States, or Massachusetts Constitutions; any provision of any other law, common or statutory, of the United States, the State of Massachusetts, or any other state.
2. Anything herein to the contrary not withstanding, the Executive is not releasing: (i) any rights to indemnification under the Articles of Incorporation, Charter or By-Laws of the Company or the Bank, or under any applicable insurance policy, or any right to obtain contributions as permitted by law, in each case to the extent permitted by applicable laws, including the laws of the State of Delaware and the rules and regulations of the Massachusetts Department of Banking; (ii) his right to enforce the terms and conditions of the Separation Agreement and General Release, including, without limitation, the SA Obligations; (iii) any rights or claims that arise after the Effective Date; or (iv) any vested rights under the Company’s benefit plans.
3. By signing this General Release, the Executive represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf in regard to such released matters.
4. The Executive acknowledges that the Company and Bank have hereby advised him to consult with an attorney of his choosing prior to signing this General Release. The Executive represents that he has had the opportunity to review this General Release and, specifically, the release in paragraph 1, with an attorney of his choice. The Executive also agrees that he has entered into this General Release freely and voluntarily.
5. In the event that any one or more of the provisions of this General Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this General Release shall not in any way be affected or impaired thereby.
6. This General Release shall be governed by the law of the State of Massachusetts without reference to its choice of law rules, except to the extent governed by Federal law.
     IN WITNESS WHEREOF, the Executive has executed this General Release as of the date first set forth above.

Michael A. Christopher

EXHIBIT C
CONSULTING AGREEMENT

EXHIBIT D
For Immediate Release
Date: November 6, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
LEGACY BANCORP, INC.
ANNOUNCES RETIREMENT OF CHIEF OPERATING OFFICER
PITTSFIELD, MASSACHUSETTS (November 6, 2007) — Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that Michael A. Christopher, President and Chief Operating Officer and a Director of Legacy Bancorp and Legacy Banks intends to retire from those positions, and as a Director of The Legacy Banks Foundation, effective January 1, 2008. Christopher has oversight for the Commercial Lending Division as well as Legacy Portfolio Management, the trust, investment management and insurance division of the Bank.
CEO J. Williar Dunlaevy said, “Mike Christopher has made a significant contribution and lasting imprint on Legacy Banks. I and we will miss him as a colleague, friend and advisor. Almost a year ago Mike began discussing his long anticipated and well deserved retirement with me. Characteristically, during this time he has also pushed ahead with several important initiatives within the Bank. We want to thank Mike for all he has done to build Legacy, and we wish him and his family health and happiness in his retirement.”
Michael Christopher became CEO of the former Lenox Savings Bank in 1993. In 1995 he was instrumental in forming The Trust Company of the Berkshires as a joint venture with the former City Savings Bank. Again in 1999 he was instrumental as Lenox Savings Bank and City Savings Bank came together to form Legacy Bancorp, the first multi-bank mutual holding company in the country. The banks themselves were merged in 1999, and the successor bank took on the new identity of Legacy Banks with Mr. Christopher as its President. Subsequently, the original joint venture, The Trust Company, became the bank’s investment management division, Legacy Portfolio Management. In 2005 Legacy Bancorp executed a successful initial public offering and became a public company, listed on NASDAQ as LEGC.
Prior to 1993, Mr. Christopher held positions of increasing responsibility in commercial lending and management with the former First Agricultural Bank, Bay Banks, and Multibank.

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Mr. Christopher is a graduate of Massachusetts College of Liberal Arts, and attended numerous banking schools and courses over the course of his career. He is a U.S. Navy veteran, having served in Panama and Viet Nam.
His extensive community involvement includes being trustee and chairman of The Berkshire Museum, director of Berkshire Healthcare System, former trustee and president of the Lenox Library, and former director of Berkshire Health Systems.
About the Company.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 179 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, and a loan production office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
Legacy Bancorp, Inc.’s press releases are available at no charge by visiting us on the worldwide web at http://www.legacybanks.com.
Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake — and specifically disclaims any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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